Exhibit 99.1

Parkway Acquisition Corp. Announces Third Quarter 2019 Results

FOR IMMEDIATE RELEASE

For more information contact:

Blake Edwards, President & CEO – 276-773-2811

Lori Vaught, EVP & CFO – 276-773-2811

FLOYD, VA, and INDEPENDENCE, VA, November 4, 2019 /PRNewswire-FirstCall/ -- Parkway Acquisition Corp. (“Parkway” or the “Company”) (OTC QX: PKKW) – the holding company for Skyline National Bank (“Skyline” or the “Bank”) – announced third quarter 2019 earnings.

Results of Operations for the Three Months ended September 30, 2019 and 2018

Parkway recorded net income of $2.0 million, or $0.33 per share for the quarter ended September 30, 2019 compared to net income of $1.7 million, or $0.28 per share for the same period in 2018. Income tax expense totaled $511 thousand for the third quarter of 2019 compared to $420 thousand for the third quarter of 2018. Net income before income taxes totaled $2.5 million or $0.41 per share for the quarter ended September 30, 2019 compared to $2.1 million or $0.34 per share for the same period in 2018. Third quarter earnings represented an annualized return on average assets (“ROAA”) of 1.19% and an annualized return on average tangible equity (“ROATE”) of 11.08% for the quarter ended September 30, 2019, compared to 0.99% and 11.09%, respectively, for the quarter ended September 30, 2018.

Total interest income increased by $307 thousand for the quarter ended September 30, 2019 compared to the quarter ended September 30, 2018, while interest expense on deposits increased by $212 thousand over the same period. The increase in interest income was attributable to the $388 increase in interest income on loans, primarily as a result of the $24.7 million increase in loans from September 30, 2018 to September 30, 2019. Accretion of purchased loan discounts resulting from the Company’s mergers with Great State Bank (“Great State”) and Cardinal Bankshares Corporation (“Cardinal”) increased interest income by $430 thousand in the third quarter of 2019 compared to $443 thousand in the third quarter of 2018, representing a decrease of $13 thousand.

Interest expense on deposits increased by $212 thousand for the quarter ended September 30, 2019 compared to the quarter ended September 30, 2018. Amortization of premiums on acquired time deposits, which reduces interest expense, totaled $90 thousand in the third quarter of 2019, compared to $144 thousand in the third quarter of 2018, representing a decrease of $54 thousand.

The provision for loan losses was $151 thousand for the quarter ended September 30, 2019, compared to $113 thousand for the quarter ended September 30, 2018. The increase in the provision was due mainly to growth in the Bank’s loan portfolio as total loans increased by $12.4 million in the third quarter of 2019. The reserve for loan losses at September 30, 2019 was approximately 0.71% of total loans, compared to 0.64% at September 30, 2018. Management’s estimate of probable credit losses inherent in the acquired Great State loan portfolio was reflected as a purchase discount which will continue to be accreted into income over the remaining life of the acquired loans in addition to the previously acquired loan portfolio from the merger with Cardinal. As of September 30, 2019, the remaining unaccreted discount on the acquired loan portfolios totaled $3.6 million.

Total noninterest income was $1.3 million in the third quarter of 2019 compared to $1.2 million in the third quarter of 2018. Deposit account-based service charges and fees increased by $74 thousand due to a change in overdraft fees and increased usage during the quarter. There was $49 thousand in net realized gains on the sale of investment securities during the quarter that did not occur during the same quarter of 2018. These gains helped to offset a decrease of $48 in mortgage origination fees in the quarter to quarter comparison.

Total noninterest expenses decreased by $303 thousand for the quarter ended September 30, 2019 compared to the quarter ended September 30, 2018. Salary and benefit costs increased by $145 thousand due to the increase in full time equivalent employees in the quarter to quarter comparison. Occupancy and equipment expenses increased by $49 thousand and data processing expenses increased by $50 thousand from the third quarter of 2018 to 2019. These increases were offset by a decrease of $359 thousand in merger related expenses as no merger related expenses occurred during the third quarter of 2019. Amortization of core deposit intangibles decreased by $26 thousand in the quarter to quarter comparison. The Bank received $49 thousand of its Small Bank Assessment Credits from the Federal Deposit Insurance Corporation (“FDIC”) during the quarter to offset its second quarter FDIC assessment payable during the third quarter. There remains $123 thousand in credits to reduce future FDIC assessments and therefore no additional expense is expected for the remainder of 2019. As a result, FDIC assessments decreased by $136 thousand in the quarter to quarter comparison due to a reversal of previously accrued assessments of $89 thousand.

Income tax expense increased by $91 thousand for the quarter ended September 30, 2019 compared to the quarter ended September 30, 2018, due mainly to the $410 thousand increase in net income before income taxes.

Results of Operations for the Nine Months ended September 30, 2019 and 2018

For the nine months ended September 30, 2019, total interest income increased by $4.4 million compared to the nine-month period ended September 30, 2018. This increase was primarily the result of an increase of $4.3 million in interest income on loans due to the addition of $95.1 million in loans from the Great State merger, which was effect July 1, 2018, as well as the loan growth experienced in 2019 as previously discussed. Accretion of purchased loan discounts increased interest income by $1.3 million in the first nine months of 2019 compared to just $730 thousand in the first nine months of 2018, representing an increase of $621 thousand. Earnings for the first nine months of 2019 represented an annualized ROAA of 1.07% and an annualized ROATE of 10.22%, compared to 0.85% and 8.55%, respectively, for the first nine months of 2018.

Interest expense on deposits increased by $744 thousand for the nine-months ended September 30, 2019 compared to the same period last year due to the addition of interest-bearing deposits from the Great State merger. Amortization of premiums on acquired time deposits, which reduces interest expense, totaled $310 thousand in the first nine months of 2019, compared to $197 thousand in the first nine months of 2018, representing an increase of $113 thousand. The increase was due to the Great State merger.

The provision for loan losses for the nine-month period ended September 30, 2019 was $665 thousand, compared to $258 thousand for the nine-month period ended September 30, 2018. The increase in 2019 was due primarily to overall growth in the loan portfolio.

Noninterest income increased by $155 thousand for the first nine months of 2019, compared to the same period in 2018. Deposit account-based service charges and fees increased by $253 thousand due to growth and expansion of fee-based products and a change in overdraft fees. Nonrecurring gains from sale of bank premises and equipment totaled $122 thousand in 2019, and nonrecurring proceeds from life insurance contracts totaled $303 thousand in 2018. Excluding these nonrecurring transactions, noninterest income increased by $336 thousand for the nine-month period ended September 30, 2019, compared to the same period last year.

Total noninterest expenses increased by $1.3 million for the nine-month period ended September 30, 2019, compared to the same period in 2018. Salary and benefit cost increased by $1.3 million due to the increase in full time equivalent employees from September 30, 2018 to September 30, 2019. Occupancy and equipment expenses increased by $232 thousand and data processing expenses increased by $179 thousand from the first nine months of 2018 to 2019, due to the addition of three branch facilities and two loan production offices from the Great State merger. Amortization of core deposit intangibles increased by $271 thousand for the first nine months of 2019, compared to same period in 2018. This increase was offset by a decrease in merger related expenses of $856 thousand as no merger related expenses occurred during 2019. FDIC assessments decreased by $130 thousand due to the Small Bank Assessment Credits received from the FDIC discussed above.

In total, income before taxes increased by $2.1 million over the first nine months of 2019 compared to the first nine months of 2018. Income tax expense increased by $394 thousand over the prior year, resulting in an increase in net income of $1.7 million for the nine months ended September 30, 2019, compared to the same period in 2018.

Balance Sheet

Total assets were $695.2 million at September 30, 2019, up from $680.3 million at June 30, 2019 and December 31, 2018. Total loans were $562.2 million at September 30, 2019, up from $549.8 million at June 30, 2019, and $536.5 million at December 31, 2018. Cash and cash equivalent balances increased by $8.1 million and investment securities decreased by $6.4 million during the quarter. Total deposits increased by $3.3 million during the quarter. Federal Home Loan Bank (“FHLB”) advances increased by $10.0 million during the quarter. The reduction in investments and the increase in FHLB advances was used to fund loan growth of $12.4 million during the quarter.

Total deposits were $602.0 million at September 30, 2019, up from $598.7 million at June 30, 2019, and comparable to $601.9 million at December 31, 2018. Noninterest bearing deposits of $164.7 million at September 30, 2019 were up $3.5 million from $161.2 million at June 30, 2019, and up $4.5 million from $160.2 million at December 31, 2018. Interest bearing deposits were $437.3 million at September 30, 2019, down $243 thousand from $437.5 million at June 30, 2019, and down $4.4 million from $441.7 million at December 31, 2018. Competition for deposits continues to increase in many of our markets; however, our liquidity and borrowing position has allowed us to fund our balance sheet without “paying up” for high rate, volatile deposits. As a result, our net interest margin remains strong at a rate of 4.51% for the quarter ended September 30, 2019.

Stockholders’ equity increased to $79.9 million at September 30, 2019 compared with $79.0 million at June 30, 2019 and $75.6 million at December 31, 2018. The increase of $818 thousand during the quarter was due to earnings of $2.0 million, plus other comprehensive income of $58 thousand, less common stock repurchases of $536 thousand, and the payment of dividends of $738 thousand. Book value increased from $12.17 per share at December 31, 2018, and $12.76 per share at June 30, 2019, to $12.99 per share at September 30, 2019.

President and CEO, Blake Edwards stated, “We continue to be pleased with our financial performance in 2019 and believe we remain well positioned for continued success. We will be opening our newest branch in Mocksville, NC, in December of this year, and have recently received regulatory approval for future branch locations in Lenoir and Hickory, NC, which could be opened in the first or second quarters of 2020. Consolidation in the banking industry has left many communities in our region without the representation of a traditional community bank and we look forward to bringing our Skyline brand of true community banking to these now underserved markets.”

Forward-looking statements

This release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934 as amended. These include statements as to expectations regarding future financial performance and any other statements regarding future results or expectations. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and are including this statement for purposes of these safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies, and expectations of the Company, are generally identified by the use of words such as "believe," "expect," "intend," "anticipate," "estimate," or "project" or similar expressions. Our ability to predict results, or the actual effect of future plans or strategies, is inherently uncertain. Factors which could have a material adverse effect on the operations and future prospects of the combined company and its subsidiaries include, but are not limited to: changes in interest rates, general economic conditions; the effect of changes in banking, tax and other laws and regulations and interpretations or guidance thereunder; monetary and fiscal policies of the U.S. government, including policies of the U.S. Treasury and the Federal Reserve Board; the quality and composition of the loan and securities portfolios; demand for loan products; deposit flows; competition; demand for financial services in the combined company’s market area; the implementation of new technologies; the ability to develop and maintain secure and reliable electronic systems; and accounting principles, policies, and guidelines. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. We undertake no obligation to update or clarify these forward‐looking statements, whether as a result of new information, future events or otherwise.

(See Attached Financial Statements for quarter ending September 30, 2019)

Parkway Acquisition Corp.

Condensed Consolidated Balance Sheets

September 30, 2019; June 30, 2019; December 31, 2018; September 30, 2018

	September 30,	June 30,	December 31,	September 30,
(dollars in thousands except share amounts)	2019	2019	2018	2018
	(Unaudited)	(Unaudited)	(Audited)	(Unaudited)
Assets
Cash and due from banks	$7,913	$7,948	$8,858	$8,593
Interest-bearing deposits with banks	30,314	11,102	12,159	9,480
Federal funds sold	2,965	14,012	18,990	19,168
Investment securities available for sale	34,702	41,096	45,428	45,787
Restricted equity securities	2,394	2,054	2,053	2,053
Loans	562,210	549,820	536,465	537,459
Allowance for loan losses	(3,972)	(3,818)	(3,495)	(3,444)
Net loans	558,238	546,002	532,970	534,015
Cash value of life insurance	17,737	17,629	17,413	17,298
Foreclosed Assets	-	-	753	15
Properties and equipment, net	21,387	20,990	20,685	20,749
Accrued interest receivable	2,066	2,212	2,084	2,130
Core deposit intangible	3,262	3,455	3,892	4,111
Goodwill	3,257	3,257	3,198	3,764
Deferred tax assets, net	1,022	1,091	1,853	2,599
Other assets	9,923	9,476	9,948	9,915
Total assets	$695,180	$680,324	$680,284	$679,677

Liabilities
Deposits
Noninterest-bearing	$164,673	$161,173	$160,166	$151,916
Interest-bearing	437,287	437,530	441,702	449,427
Total deposits	601,960	598,703	601,868	601,343

FHLB Advances	10,000	-	-	1,000
Accrued interest payable	204	111	89	186
Other liabilities	3,157	2,469	2,705	2,713
Total liabilities	615,321	601,283	604,662	605,242

Stockholders’ Equity
Common stock and surplus	40,889	41,425	41,660	41,660
Retained earnings	39,879	38,583	35,929	35,131
Accumulated other comprehensive loss	(909)	(967)	(1,967)	(2,356)
Total stockholders’ equity	79,859	79,041	75,622	74,435
Total liabilities and stockholders’ equity	$695,180	$680,324	$680,284	$679,677
Book value per share	$12.99	$12.76	$12.17	$11.98
Tangible book value per share	$11.93	$11.68	$11.03	$10.71

Asset Quality Indicators
Nonperforming assets to total assets	0.69%	0.79%	0.93%	0.86%
Nonperforming loans to total loans	0.86%	0.98%	1.04%	1.09%
Allowance for loan losses to total loans	0.71%	0.69%	0.65%	0.64%

Parkway Acquisition Corp.

Condensed Consolidated Statement of Operations

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
(dollars in thousands except share amounts)	2019	2019	2018	2019	2018
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Interest income
Loans and fees on loans	$7,451	$7,140	$7,063	$21,712	$17,420
Interest-bearing deposits in banks	47	40	27	145	62
Federal funds sold	62	109	89	241	127
Interest on taxable securities	229	264	301	769	898
Dividends	11	47	13	72	52
	7,800	7,600	7,493	22,939	18,559
Interest expense
Deposits	770	680	558	2,040	1,296
Interest on borrowings	3	-	6	3	33
	773	680	564	2,043	1,329
Net interest income	7,027	6,920	6,929	20,896	17,230

Provision for loan losses	151	276	113	665	258
Net interest income after provision for loan losses	6,876	6,644	6,816	20,231	16,972

Noninterest income
Service charges on deposit accounts	448	376	413	1,184	1,132
Other service charges and fees	512	499	473	1,524	1,323
Net realized gains on securities	49	10	-	45	5
Mortgage origination fees	89	126	137	299	281
Increase in cash value of life insurance	108	108	97	324	319
Life insurance income	-	-	74	-	303
Other income	67	141	32	229	87
	1,273	1,260	1,226	3,605	3,450
Noninterest expenses
Salaries and employee benefits	3,306	3,262	3,161	9,725	8,459
Occupancy and equipment	758	714	709	2,197	1,965
Foreclosed asset expense, net	-	1	18	2	16
Data processing expense	401	362	351	1,132	953
FDIC Assessments	(89)	72	47	55	185
Advertising	148	158	148	441	424
Bank franchise tax	111	111	109	333	319
Director fees	57	88	69	205	199
Professional fees	118	180	120	480	340
Telephone expense	102	66	115	282	302
Core deposit intangible amortization	193	218	219	630	359
Merger related expenses	-	-	359	-	856
Other expense	499	526	482	1,581	1,372
	5,604	5,758	5,907	17,063	15,749
Net income before income taxes	2,545	2,146	2,135	6,773	4,673

Income tax expense	511	411	420	1,339	945
Net income	$2,034	$1,735	$1,715	$5,434	$3,728

Net income per share	$0.33	$0.28	$0.28	$0.88	$0.69
Weighted average shares outstanding	6,174,851	6,206,022	6,213,275	6,179,909	5,423,042
Dividends declared per share	$0.12	$0.00	$0.10	$0.24	$0.21